FORM 4

[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Ehrlich                          Burtt                R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   Two Soundview Drive
--------------------------------------------------------------------------------
                                    (Street)

   Greenwich                          CT                 06830
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Clarus Corporation (CLRS)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Day/Year

     5/28/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person

================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A. Deemed   3.           Disposed of (D)                 Owned          Form:     7.
                            2. Trans-  Execution    Transaction  (Instr. 3, 4 and 5)             Following      (D)       Nature of
                            action     Date, if     Code         ------------------------------- Reported       Direct    Indirect
1.                          Date       any          (Instr. 8)                   (A)             Transaction(s) or (I)    Beneficial
Title of Security           (Month/    (Month/      ------------                 or              (Instr. 3 and  Indirect  Ownership
(Instr. 3)                  Day/Year)  Day/Year)     Code     V      Amount      (D)    Price     4)            (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value                                                                             38,000         D
$0.0001 per share
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value                                                                             11,500         I      Trusts for
$0.0001 per share                                                                                                         the
                                                                                                                          benefit
                                                                                                                          of the
                                                                                                                          reporting
                                                                                                                          person's
                                                                                                                          children
                                                                                                                          (1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or               3A.               Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            Deemed   4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise    3.       Execut-  Trans-   Acquired (A)  Exerciseable and  (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   Trans-   tion     action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      action   Date,    Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  Date     if any   (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   (Month/  (Month/  8)       4, and 5)     Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  Day/     Day/     ------   ------------  Exer-    tion               of      (Inst.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)    Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Stock       $5.99    5/28/02            A    V    A    21,250   (2)             Common    21,250           21,250      D
Options                                                                         Stock
(Right
to Buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

(1) The filing of this statement shall not be deemed an admission that the reporting person is, for purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity security covered by this statement.

(2) Options to purchase 2,500 shares become exercisable on each of August 28, 2002, November 28, 2002 and February 28, 2003, and options to purchase 13,750 shares become exercisable on May 28, 2003.

  /s/ Burtt R. Ehlrich                                      October 28, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


*     If the Form is filed by more than one reporting person, See Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.